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                                   EX-99.B.4.4

                         NG INSURANCE COMPANY OF AMERICA

                                   ENDORSEMENT

The Contract and/or Certificate is hereby endorsed effective May 1, 2002, as follows:

The name of AETNA INSURANCE COMPANY OF AMERICA has been changed to ING INSURANCE COMPANY OF AMERICA. Accordingly, all references to AETNA INSURANCE COMPANY OF AMERICA, AICA, and AETNA in the Contract and/or Certificate are changed to ING INSURANCE COMPANY OF AMERICA, IICA, and ING, respectively.

The address of our Main Administrative Office and Service Center is as follows:

151 Farmington Avenue
Hartford, Connecticut 06156

All terms and conditions of your Contract and/or Certificate remain the same.

                          /s/ Thomas J. McInerney




                          President
                          ING Insurance Company of America